Exhibit 99.1

SRM Entertainment’s Growth Trajectory Continues with New Product Launch and Significant Reorder

Jupiter, FL – December 12, 2024 – SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company,” or “SRM”), a leading provider of licensed merchandise and souvenirs, today announced a significant reorder of its popular Sip With Me cups from a premier marine life theme park in Abu Dhabi and the development of exclusive products for a groundbreaking year-round horror attraction in Las Vegas. These developments underscore SRM’s growth and strategic expansion into new markets and product categories.

The reorder of Sip With Me cups comes less than a year after the grand opening of a marine life theme park and animal researching, rescue & rehabilitation center located on Yas Island in Abu Dhabi, the capital of the United Arab Emirates. This premier theme park, owned and operated by Miral Asset Management under a license from United Parks & Resorts, features eight immersive marine environments, or “realms,” that are home to interactive exhibits, thrilling rides, and diverse dining options. The cups, featuring beloved characters like Shamu the Whale, dolphins, and penguins, will be sold throughout the park’s various realms, offering visitors a unique and memorable souvenir.

“This reorder is a testament to the quality and appeal of our Sip With Me cups,” said Rich Miller, CEO of SRM. “We are thrilled about our continued relationship with this world-class theme park and our contribution to their success.”

In addition to the reorder, SRM is developing a diverse range of exclusive products for a highly anticipated immersive horror experience in Las Vegas. This cutting-edge entertainment venue will offer an exciting variety of unique and horror-centric themed encounters. The attraction will be continuously updated with must-see seasonal events and one-of-a-kind merchandise, ensuring a dynamic and engaging experience for guests.

SRM will be creating a unique line of merchandise for the attraction, including collectibles and souvenirs inspired by iconic horror films. This venture marks a significant step for the Company, expanding its product portfolio and tapping into the growing market for immersive entertainment.

“This is an exciting new chapter for SRM,” said Miller. “We are leveraging our expertise in licensed merchandise to create unique and compelling products for this cutting-edge attraction. This partnership opens up new avenues for growth and diversification, further solidifying our position as a leader in the entertainment merchandise industry.”

These developments follow SRM’s recent success in significantly growing its online sales on Amazon, with sales surging over 400% since September. This demonstrates the Company’s ability to adapt to evolving market dynamics and capitalize on emerging opportunities across various sales channels. By strategically expanding its product offerings, distribution channels, and market reach, SRM is well-positioned for continued growth and success.

Looking ahead, SRM is actively pursuing new partnerships and product lines to further expand its reach and capitalize on emerging opportunities in the entertainment merchandise industry in 2025 to enhance shareholder value.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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